EXHIBIT 10.1

April 23, 2018

Dear Jeff,

On behalf of Facebook, Inc. (the “Company”), I am pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”), effective immediately following the Company’s 2018 annual meeting of stockholders to be held on May 31, 2018, and subject to formal approval of the Board.
Board meetings are generally held on-site at the Company on a quarterly basis, and we hope that your schedule will permit you to attend all of the meetings. In addition, there may be telephonic meetings to address specific matters that arise from time to time. The Board has also delegated certain duties to a number of committees, and we invite you to serve as a member of the Audit Committee of the Board.

As compensation for your services as a Board member, you will receive (i) an annual cash retainer of $50,000, and (ii) an annual grant of restricted stock units (“RSUs”) with an “Initial Value” of $300,000. As compensation for your service as a member of the Audit Committee, you will receive an additional annual cash retainer of $20,000. Thereafter, you shall receive compensation pursuant to the Company’s non-employee director compensation program, as in effect from time to time.
Your RSUs will be granted under the Company's 2012 Equity Incentive Plan (the "2012 EIP"). The exact number of RSUs will be determined by reference to a trailing average closing stock price. The RSUs for your initial grant will vest fully on the earlier of (i) May 15, 2019, or (ii) the date of the Company’s 2019 annual meeting of stockholders if you do not stand for re-election or are not re-elected at such meeting, provided in either case that you continue to serve on the Board through such date. The RSUs shall be subject to the terms and conditions set forth in the 2012 EIP and your Restricted Stock Unit Agreement. In the event that the Company changes its 2012 EIP (or adopts a successor plan) prior to granting your RSUs, including any changes to the type or structure of equity instruments offered, you will be entitled to receive an equity grant of substantially equivalent value as determined by the Company.
Nothing in this offer or your Restricted Stock Unit Agreement shall restrict the rights of the Company and its stockholders to remove any individual from the Board at any time in accordance with the Company’s bylaws and provisions of applicable law. This letter sets forth the terms of your service as a member of the Board and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company’s Chief Executive Officer and by you.

I am pleased to extend you this offer and look forward to working with you as a member of the Company’s Board of Directors. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to myself or Lori Goler, our VP of People.

Very truly yours,

FACEBOOK, INC.

By: /s/ Mark Zuckerberg
Mark Zuckerberg

ACCEPTED AND AGREED:

/s/ Jeffrey D. Zients
Signature of Jeffrey D. Zients

April 25, 2018
Date